COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL OWNERSHIP INTERESTS IN CLARKSVILLE, TENNESSEE, HOSPITAL TO

VANDERBILT UNIVERSITY MEDICAL CENTER

FRANKLIN, Tenn. (October 30, 2025) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have entered into a definitive agreement to sell their 80% ownership interests in two joint ventures, which respectively own and operate 270-bed Tennova Healthcare - Clarksville and certain ancillary businesses located in Clarksville, Tennessee, to subsidiaries of Vanderbilt University Medical Center (VUMC) for $600 million, subject to certain net working capital and other adjustments. VUMC currently holds a minority ownership interest in these joint ventures and will purchase the remaining ownership interests through this transaction.

The transaction is expected to close in early 2026, subject to customary regulatory approvals and closing conditions.

This transaction is among the additional potential divestitures discussed on the Company's third quarter 2025 earnings call and in subsequent public appearances.

Leerink Partners is acting as exclusive financial advisor to the Company for the transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 36 distinct markets across 14 states. The Company’s subsidiaries own or lease 70 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

President and Interim Chief Executive Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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